Exhibit 10.38

English Translation

Payment Authority Agreement

Between

China Unicom WoStore

And

(Content Provider: Shenzhen iDreamSky Technology Co., Ltd.)

Venue of execution: Shanghai

Party A: China United Network Communications Limited, Shanghai Branch

Legal Representative: Cai Quangen

Registered Address: 410 Yan Qiao Road, Shanghai

Business Registration No.:

Business Contact Person: Long Chunyu

Business Contact Address: 30F 1033 Chang Ning Road, Changning District, Shanghai

Business Contact Tel:

Party B: Shenzhen iDreamSky Technology Co., Ltd.

Legal Representative: Chen Xiangyu

Registered Address: 16F, Building A, Kexing Science Park, No. 15 Keyuan Road, Central Zone of High-Tech Industrial Park, Nanshan District, Shenzhen

Business Registration No.:

Business Contact Person: She Yi

Business Contact Address: 16F, Building A, Kexing Science Park, No. 15 Keyuan Road, Central Zone of High-Tech Industrial Park, Nanshan District, Shenzhen

Business Contact Tel:

In order to fully leverage the advantages of the Parties hereto in their respective areas of service and provide high-quality cell phone application services to the large customer base of China Unicom, and to define the rights and obligations of the Parties during the term of cooperation, the Parties hereto, upon thorough negotiations based on the principles of equality, mutual benefits, mutual supplementation of advantages and joint development, have agreed as follows in respect of the cooperation in application software services:

Chapter 1 Basic Terms

Article 1	Contents and Principles of Cooperation

1.1	As a provider of China Unicom application software business platform, Party A shall provide, for a consideration, business connection and platform supporting service, and shall be in charge of the building and maintenance, online and relevant channel operation of application software business platform. Party A shall also provide Party B, for a consideration, with such services as calculation and collection of information fees, marketing and customer services on behalf of Party B.

1.2	To the extent not violating the laws, regulations and relevant industry management policies, Party A will conduct a fair cooperation with Party B (who shall have relevant qualifications and permits) in jointly developing the information services of application software. Both Parties will comply with the relevant management rules and requirements imposed by the State and the supervisory authorities on the industry and mobile information business by sticking to the principles of honesty, mutual faith and win-win cooperation, and provide customers with good-quality business and services within the scope of cooperation designated by Party A.

1.3	During the term of cooperation, the enterprise code assigned by Party A to Party B as a game business platform participant shall be 91934. The resources of such enterprise code shall be owned by Party A; Party A may recover and re-assign such enterprise code after the termination hereof, and Party B shall not re-use such enterprise code that has already been recovered and re-assigned by Party A.

Article 2	Rights and Obligations of Party A

2.1	Party A shall have the right to review the business license, organization code certificate, tax registration certificate, bank account opening permit and other licenses and permits, creditability certificate, sources of information, copyright certificate (power of attorney), relevant information and documents evidencing Party B’s ownership, right of use or intellectual properties, bank account, and such other documents relating to the ordinary course of business as provided by Party B. Party A may unilaterally terminate this Agreement without assuming any liabilities if it discovers any false contents or other illegal elements in the aforementioned documents.

2.2	Party A shall have the right to review from time to time any information, business and services provided by Party B hereunder. Party A may refuse to post any information or suspend any service provided by Party B that fails to pass Party A’s test or review. To the extent that Party B engages in any illegal activities endangering the national security or pornographic or superstitious activities during the cooperation with Party A, Party A may immediately terminate its cooperation with Party B without assuming any responsibilities. Party A may claim compensation if any loss is thus incurred.

2.3	Party A may formulate management measures, terms of assessment and standard customer service documents for relevant application software business, and will assess Party B according to such regulations and require Party B to observe and implement such documents and regulations.

2.4	Party A may limit the number of partners providing the same category of application services, and may reserve the right to dynamically adjust the number of partners for various application software services.

2.5	For any undue overloaded traffic that may affect the operation safety of Party A’s network, Party A reserves its right to restrict its transmission or adjust the traffic in time according to the system capacity; Party B shall assist Party A in taking relevant actions. In urgent cases, Party A may take relevant steps without first notifying Party B for purposes of protecting the lawful rights and interests of the customers without assuming breaching liabilities.

2.6	Party A may, as requested by customers and market orders, exercise its right of veto and direction on the prices submitted by Party B for approval; the prices of information fee set by Party B which fail to obtain consents of Party A shall be null and invalid, and Party A shall be entitled to stop such business and refuse to provide the services of calculating, collecting and settlement of the information fees on behalf of Party B.

2.7	In case of breaches by Party B that affect customers’ use of service, Party A may first take necessary steps in respect of Party B’s breaching business to prevent losses and impact to Party A and customers from enlarging. Party A may, in all cases, deduct any indemnities payable by Party B directly from the information fees to be settled with Party B.

2.8	Party A may transfer to Party B such customer consulting and complaints that do not result from the issues of Party A’s network, and Party B shall properly resolve such complaints and assume the relevant responsibilities. Party A will be responsible for the customer questions and complaints arising from Party A’s network communication issues.

2.9	Party A will be responsible for the day-to-day maintenance of the application software platform and will deal with any technical breakdown for reasons attributable to Party A so as to ensure the normal running of the application services.

2.10	Party A will be responsible for management of such customer data as registration, login, identification and authentication, and may feedback relevant data to Party B in a given form. For online applications, Party A’s application software business platform shall be interconnected with Party B’s content service system, and the data of the application software business platform will serve as the basis for ultimate confirmation of customer’s use of Party B’s application software business. Party A will statistically calculate the visit traffic to Party B’s application software business, and provide Party B with the results of such statistics in a proper form.

2.11	The Parties may jointly carry out the marketing and advertising work, provided that Party A may require Party B to clearly mark the brand of “China Unicom WoStore” in the advertisements, which shall be approved in writing by Party A beforehand. Party A only grants Party B with a non-exclusive and non-transferrable license to use Party A’s brands and other intellectual properties within the scope hereof. In the mode of channel cooperation, Party A may advertise all application software business approved by Party A through both self-operated and cooperated marketing channels.

Article 3	Rights and Obligations of Party B

3.1	All the various business management rules, measures for cooperation management, management rules for customer services, assessment management measures and information service standards (each subject to what is posted by Party A on its management systems), as formulated and revised by Party A for its application software business from time to time during the term of cooperation between the Parties, shall constitute supplementary appendices hereof, and Party B acknowledges and undertakes to provide application software services as required therein.

3.2	Party B undertakes to perform this Agreement in compliance with all laws and regulations of the State, observe and implement all management measures, customer service standards and other standardized documents formulated by Party A, and accept Party A’s examination and supervision; the software, commodities and information it provides (including the various information and materials existing on the application platform system) are all legitimate, valid, true and accurate and will not infringe upon the legitimate rights and interests (including, without limitation, copyright, right of reputation, right of portrait and such other rights) of any third party. Failure to comply with any of the foregoing shall be operated a breach by Party B, and Party B shall assume all compensation liabilities thus brought about.

3.3	All the products under the cooperation between Party A and Party B must be put online at Party A’s platform and must meet Party A’s requirements for testing; if Party B has a self-operated platform, Party B shall establish an exclusive brand area for Party A and conduct necessary promotion work.

3.4	Throughout the term of cooperation, Party B shall not, without Party A’s prior written consent, make use of any kinds of channels to interconnect Party A’s mobile data with a third party at any business levels, nor shall it make use of the billing functions of such channels to maliciously deduct fees; otherwise Party A may unconditionally close all payment channel capabilities provided to Party B without first serving a notice. In this case, Party B shall take all liabilities and consequences thus incurred and compensate Party A for all losses arising therefrom.

3.5	Party B shall actively cooperate with Party A in interface testing, so as to ensure that the services will be provided in accordance with such business operation standards and interface technical norms as provided by Party A.

3.6	Party B shall ensure to log in Party A’s designated management system every day to check various notices, announcements and other information posted by Party A for handling in time. If Party B fails to check the information posted on the system, Party B shall be fully responsible for any losses thus incurred.

3.7	Party B shall have the right to define, under the guidance of Party A, the standards to judge whether to charge fees for the business it provides and the standard fee rate, provided that the charge rate for any single application software business shall not be higher than what is required in Party A’s relevant management measures for application software business.

3.8	In case Party B exits application software service for whatever reason (including compulsory exit as a result of Party A’s “survival of the fittest” process), Party B must offer one-month grace period during which Party B shall continue to provide services for customers and publish announcement in respect of the cease of services at the distinct locations of its website (WAP/WWW) or through other channels with considerable influence. Upon the termination of cooperation, Party B shall diligently assist China Unicom WoStore in relevant customer service work, provided, however, that Party B shall still be obliged to take relevant responsibilities arising from its own acts during the term of cooperation.

3.9	Party B shall make sure that the customer service channel be available and unblocked 24 hours a day, seven days a week, and establish efficient and smooth channels for making complaints; Party B shall properly deal with and resolve all kinds of customer inquiries and complaints incurred by issues other than network communication. Party B shall make response to Party A’s customer service department within 2 hours upon Party A’s receipt of customer complaints in respect of the aforementioned contents of information, find out the reasons and stop spreading the illegal information within 1 working day. For those customer complaints for which neither Party is able to give reasonable explanations, Party B shall be the party to properly and ultimately resolve such customer complaints.

3.10	Party B shall get paid for the information service by the customers. In case any customer refuses to pay the information fee or Party A refunds the fee to the customer due to Party B’s service quality issue or due to the fact that the fee rate charged by Party B is higher than the standard rate provided by the pricing authority, Party A shall deduct such amount from the information fee to be settled and payable to Party B; in case the amount of information fee payable to Party B is insufficient to be deducted, Party B shall pay such shortfall to Party A.

3.11	Party B shall actively carry out marketing and advertising work according to the permits and arrangements of Party A. The contents of such marketing and advertising shall be marked the brand of “China Unicom WoStore” and UI norms as required by Party A. Any losses (including, without limitation, judicial, administrative penalties, civil indemnities, etc.) incurred to Party A arising from Party B’s discretional marketing and advertising activities without permitted by Party A shall be borne by Party B.

3.12	Party B undertakes to have lawful ownership of, or authorizations that may allow Party A to duly use, any products and other relevant contents it provides to Party A for this cooperation, and such products and other relevant contents under cooperation will not infringe upon the legitimate rights and interests (including, without limitation, copyright, right of reputation, right of portrait and such other rights) of any third party, are free of any copyright disputes, will not violate any laws and regulations, and may be disseminated by Party A through information network with its authorization.

3.13	In case any third party initiates an administrative complaint, lawsuit or arbitration due to the fact that Party B has no right to dispose of any product or other relevant contents under cooperation, or that the authorization made by Party B has defects, Party A may, as the case may be, take all or selectively part of the following remediate steps:

(1)	cease the distribution of the distributable income hereunder with Party B within the scope of the compensation claimed by such third party;

(2)	require Party B to properly resolve such claims at its own expenses, in which case Party B shall, at its own expenses, file as requested by Party A to the dispute resolution authority to participate in the dispute resolution process as a third person;

(3)	partly or entirely terminate this Agreement;

provided, however, that if the taking of the abovementioned measures still cannot avoid losses for Party A, Party B shall have the duty to make timely and full compensation to Party A and hold Party A harmless against all losses thus suffered, including, without limitation, any advance payment by Party A to Party B and/or any economic loss incurred during the business interruption, reasonable attorney fees, costs of litigation or arbitration paid by Party A for dispute resolution). If any dispute or penalty causes losses to Party A, Party B shall fully compensate all losses thus suffered by Party A.

3.14	If Party B does not have the qualification to operate Internet business, Party B shall not, in any form whatsoever, provide customers with access to use business through Internet during the term of cooperation, nor shall Party B advertise the business under cooperation on websites that have not obtained the business license for telecommunications and information services. Party B shall take full responsibilities if it breaches any of the aforementioned provisions during the term of cooperation.

3.15	Party B shall be responsible to formulate sound and effective internal management procedures and policies, enhance the control of the authority to send its internal information and the management of the relevant staff, and ensure the business contents provided to Party A’s customers and the way such contents are provided. Party B shall: train its employees on the rules and regulations governing the use of Internet formulated by the State and competent telecommunications authorities; establish and perfect the users’ files; enhance the management and education on the users; improve the management measures on Internet safety and confidentiality; otherwise, Party A may terminate the cooperation with Party B.

3.16	Party B shall be responsible for, and conduct regular checks on, the safety of its own systems. Party B shall not attack MONET in any form whatsoever when conducting its business. Party A will notify Party B to deal with any attacks originating from Party B within a prescribed period of time, and in case Party B fails to respond in time as demanded by Party A, Party A may take relevant steps to prevent the safety issues from further escalating; in urgent cases, Party A may take relevant steps without first notifying Party B for purposes of protecting the lawful rights and interests of the customers.

3.17	Party B shall actively assist the competent regulator of the State and China Unicom in tracking Internet safety incidents, and provide relevant lawful documents.

3.18	Party B shall be obliged to provide Party A with the products connected to Party A’s application software business platform for discounts, free experience and such other promotional activities, and Party B accepts the way how the expenses of such promotional activities will be shared between the Parties proposed by Party A at that time.

3.19	In case Party B’s use of Party A’s billing capabilities involves copyrighted contents, which shall include, without limitation, audios, videos, e-books and pictures, any legal liabilities arising from the copyright use shall be borne by Party B.

Article 4	Means of Payment

4.1	Account Reconciliation Process:

If the discrepancy of the statistics calculated by the Parties is not more than 10%, the data of settlement posted by Party A shall prevail, if such discrepancy exceeds 10%, Party B may request account reconciliation to Party A within 5 calendar days after the data of settlement is posted. If Party B fails to request account reconciliation within such 5 days, it shall be deemed to have accepted such data of settlement, and Party A will not accept any request for account reconciliation of the corresponding settlement month. Party A’s delay in payment due to account reconciliation shall not be deemed as a breach of its obligation of timely payment.

4.2	Payment Process:

Party B shall, by the 5th day of the month immediately following the posting of the settlement data, issue an invoice of the corresponding value that is in line with the requirements of State policies and regulations. Party A shall check whether the value of the invoice matches that recorded in its statement, and within 15 working days upon its receipt of the invoice from Party V, Party A shall complete the review and approval of the payable amounts and initiate the settlement and payment process on the accounting platform. If Party B fails to issue the invoice on time, the relevant payment by Party A will be postponed to the next settlement cycle.

4.3	Taxation:

Party B shall provide VAT special invoice as required by Party A after the national policy of “replacing business tax with value-added tax” is rolled out on a large scale; if Party B cannot provide such invoice as required, Party A will settle the payment after deducting the VAT amount payable for Party B’s settled amounts.

4.4	Party A or its head (branch) company shall make the payments hereunder to the following account via telegraphic transfer:

Name of Account: Shenzhen iDreamSky Technology Co., Ltd.

Deposit Bank: China Merchants Bank Co., Ltd., CMB Shenzhen Sungang Sub-branch

A/C:

Party A’s payment to this account shall mean Party A has completed its payment obligation, and any and all legal risks in respect of such account shall be borne by Party B.

Chapter 2 Mode of Cooperation

Article 5	Selection of Billing Method

5.1	Setting of Charging Points

The charging points shall be priced by Party B on its own, but Party B needs to select the charges from Party A’s charging point system; at the same time, a fee deduction reminder shall be presented prior to the consumer purchase and the fee deduction must be first confirmed by the consumer. The traffic fee incurred when the consumer is downloading or using the application software (including browse, playing, download, comment, etc.) shall be charged at the normal rate.

5.2	Billing Method

Party A will provide the following four billing methods, and will set corresponding charging points based on one or more billing methods selected by Party A:

☑	Billing from China Unicom account;

☑	Billing from China Telecom account;

☑	Billing from China Mobile account;

☑	Billing from a third party account;

Article 6	Sharing and Settlement of Charges from China Unicom Account

6.1	Sharing Percentage of Charges from China Unicom Account

6.1.1 For the application software that uses the billing service of China Unicom accounts and is advertised through Party A’s channels, the sharing percentage of charges shall be as follows:

Party A: 30% of the settlement base

Party B: 70% of the settlement base (70%-40%)

Advertising channel (Party A): 0% (0-30%) of the settlement base

6.1.2 Subject to written consent of Party A, Party B may advertise the application software that have imbedded the China Unicom account billing service on non-Party A channels, with the detailed sharing percentage of charges as follows:

Party A: 30% of the settlement base

Party B: 70% of the settlement base

6.2	Settlement Base and Cycle under the Actual Charging Mode of China Unicom Account Billing

6.2.1 Settlement Base under the Actual Charging Mode

The information fee actually charged by Party A, which should be the data provided on Party A’s BOSS system, will be used as the base for billing and settlement between the Parties, . Any abnormal fees discovered by Party A in its business inspection shall not be included in the settlement base, and the rules of business inspection shall be adjusted by Party A at such time as necessary for business operations. The contents of business inspection shall include, but not limited to:

(1)	fees of customers that have canceled their accounts (including pre-canceled accounts): all fees incurred by the numbers in a state of “canceled” and “pre-canceled” during the account period;

(2)	fees of customers that have suspended the services: all fees incurred by the numbers in a state of “service suspended” during the account period;

(3)	refunded fees: the sum of all refunded fees confirmed in the same account period;

(4)	customer service cost: the customer service cost of customer complaints or inquiries confirmed in the same account period;

(5)	maliciously owed fees: all maliciously owed fees that have been confirmed and settled to Party B in the previous account period;

(6)	fees of given-away money: all fees incurred by users in using given-away money;

(7)	fees incurred by silent customers, other valid customer numbers, numbers outside the business coverage and such other numbers in abnormal use;

(8)	gains from breach or extraordinary business: the business gains by Party B through breaches or extraordinary business acts, e.g.: self-consumption;

(9)	fees incurred arising from the customer’s refusal to pay function fee, information fee, communication fee or outstanding fee as a result of the quality issues of the contents or services provided by Party B;

(10)	fees incurred for other reasons.

6.2.2 Settlement Cycle undering the Actual Charging Mode

The settlement cycle is T+3 months; taking January (Month T) as an example, Party A shall post to Party B the settlement data of January (Month T) by the 25th of April (T+3 months), and Party B may log in to the “Partner Service System” provided by Party A to check the settlement statement.

6.3	Settlement Base and Cycle under the Receivable Charging Mode of China Unicom Account Billing

6.3.1 Settlement Base under the Receivable Charging Mode

8% of the receivable information fees generated from the cooperation between the Parties will be allocated and deducted as the provisions for bad debts, and the remaining 92% of the receivable information fees should be used as the base for billing and settlement between the Parties, subject to the data provided by Party A’s BOSS system.

6.3.2 Settlement Cycle under the Receivable Charging Mode

The settlement cycle is T+1 month; taking January (Month T) as an example, Party A shall post to Party B the settlement data of January (Month T) by the 25th of February (T+1 month), and Party B may log in to the “Partner Service System” provided by Party A to check the settlement statement.

6.4	The actual charging mode is currently used as the settlement mode for China Unicom account billing. In case of any change in Party A’s settlement mode, the settlement mode shall be changed to receivable charging mode after an announcement is posted on the “Partner Service System.”

Article 7	Sharing and Settlement of Billings through China Telecom Account

7.1	Sharing Percentage of Billings through China Telecom Account

7.1.1 For the application software that uses the billing service of China Telecom accounts and is advertised through Party A’s channels, the Parties agree to use the information fee after sharing a certain percentage with China Telecom as the basis for sharing and settlement; the sharing percentage of the information fee shall be as follows:

Party A: 45% of the after-China Telecom-shared information fee

Party B: 55% of the after-China Telecom-shared information fee

7.1.2 Subject to written consent of Party A, Party B may advertise the application software that have imbedded the China Telecom account billing service on non-Party A channels, and the Parties agree to use the information fee from after sharing a certain percentage with China Telecom as the basis for sharing and settlement, with the detailed sharing percentage of information fee as follows:

Party A: 15% of the after-China Telecom-shared information fee

Party B: 85% of the after-China Telecom-shared information fee

7.2	Settlement Base and Cycle of China Telecom Account Billing

7.2.1 Settlement Base

The information fee actually received by Party A after a certain percentage has been distributed to China Telecom will be used as the base for billing and settlement between the Parties.

7.2.2 Settlement Cycle

The settlement cycle is T+1 month upon Party A’s receipt of the after-China Telecom-shared information fee from China Telecom; taking January as an example, if Party A receives the after-China Telecom-shared information fee in March (Month T), Party A shall post to Party B the settlement data of January by the 25th of April (T+1 month), and Party B may log in to the “Partner Service System” provided by Party A to check the settlement statement.

Article 8	Sharing and Settlement of Billings through China Mobile Account

8.1	Sharing Percentage of Billings through China Mobile Account

8.1.1 For the application software that uses the billing service of China Mobile accounts and is advertised through Party A’s channels, the Parties agree to use the information fee after sharing a certain percentage with China Mobile as the basis for sharing and settlement; the sharing percentage of the information fee shall be as follows:

Party A: 45% of the after-China Mobile-shared information fee

Party B: 55% of the after-China Mobile-shared information fee

8.1.2 Subject to written consent of Party A, Party B may advertise the application software that have imbedded the China Mobile account billing service on non-Party A channels, and the Parties agree to use the information fee after sharing a certain percentage with China Mobile as the basis for sharing and settlement, with the detailed sharing percentage of information fee as follows:

Party A: 15% of the after-China Mobile-shared information fee

Party B: 85% of the after-China Mobile-shared information fee

8.2	Settlement Base and Cycle of China Mobile Account Billing

8.2.1 Settlement Base

The information fee actually received by Party A after a certain percentage has been distributed to China Mobile will be used as the base for billing and settlement between the Parties.

8.2.2 Settlement Cycle

The settlement cycle is T+1 month upon Party A’s receipt of the after-China Mobile-shared information fee from China Mobile; taking January as an example, if Party A receives the after-China Mobile-shared information fee in March (Month T), Party A shall post to Party B the settlement data of January by the 25th of April (T+1 month), and Party B may log in to the “Partner Service System” provided by Party A to check the settlement statement.

Article 9	Sharing and Settlement of Billings through Third Party Account

9.1	Sharing Percentage of Billings through Third Party Account

9.1.1 For the application software that uses the billing service of a third party account and is advertised through Party A’s channels, the Parties agree to use the information fee actually charged by such third party account as the basis for sharing and settlement; the sharing percentage of information fee shall be as follows:

Party A: 30% of the total information fee actually charged

Party B: 60% (70-40%) of the total information fee actually charged

Advertising channel (Party A): 10% (0-30%) of the total information fee actually charged

9.1.2 Subject to written consent of Party A, Party B may advertise the application software that have imbedded the third party account billing service on non-Party A channels, and the Parties agree to use the information fee actually charged by such third party account as the basis for sharing and settlement, with the detailed sharing percentage of information fee as follows:

Party A: 30% of the total information fee actually charged

Party B: 70% of the total information fee actually charged

9.2	Settlement Base and Cycle of Third Party Account Billing

9.2.1 Settlement Base

The income figures provided by the third-party payment platform and collected by Party A’s billing system will be used as the base for billing and settlement between the Parties, which shall be calculated based on the successfully payments by the consumers. Party A shall write off the bad debt incurred under extraordinary circumstances from the income fees to be settled, and the income fees after such write-off shall be paid to Party B as the actually settled income. Bad debts shall mean the fee that fail to be normally charged for reasons including, without limitation, theft of users’ account, fraudulent usage of bank cards or insufficient balance in the cards.

9.2.2 Settlement Cycle

The settlement cycle is T+1 month; taking January (Month T) as an example, Party A shall post to Party B the settlement data of January (Month T) by the 25th of February (T+1 month), and Party B may log in to the “Partner Service System” provided by Party A to check the settlement statement.

Chapter 3 Definition and Penalties on Breach

Article 10	Definition of Breach

Party B’s default in any of its obligations, guarantees, undertakings, or violation of any terms of this Agreement, which causes damage to the interests of users and China Unicom or makes the business unable to be continued, shall constitutes a breach hereunder.

Article 11	Determination of Breach

11.1	Determination of Ordinary Breach

11.1.1 Party B fails to resolve the user complaints in time, which has pushed the number of complaints to increase sharply by less than 50% of the standard percentage required by the group;

11.1.2 Party B fails to refund and compensate the user who initiates complaints to disapprove his/her customized relationship;

11.1.3 Party B’s unintentional negligence leads to potential risks to the billing capability, but no serious loss has been incurred to the users:

(1)	unintentional negligence exposes users to risks of compulsory charge in billing capability;

(2)	unintentional negligence exposes users to risks of induced charge in billing capability;

(3)	at the time of user consumption, the value added business has no obvious second confirmation reminder before deducting fees for users;

(4)	the information shown on payment page is inconsistent with that shown in the subsequent SMS;

(5)	request-related information business has no reminder to users about the exact amount to be deducted;

(6)	acts otherwise involving fraud on users.

11.2	Determination of Serious Breach

11.2.1 Party B fails to resolve the user complaints in time, which has pushed the number of complaints to increase sharply by more than 50% of the standard percentage required by the group;

11.2.2 Party B deliberately modify the billing code, which has caused severe losses:

(1)	deliberately modify the billing code, intentionally cheat users and mask the SMS to charge users compulsorily, which has caused severe losses;

(2)	deliberately modify the billing code to induce users to make payment, which has caused severe losses;

(3)	deliberately modify the billing code to be imbedded into other game business, which has caused severe losses;

(4)	deliberately modify the billing code to be imbedded into other unfiled channels, which has caused severe losses;

(5)	other serious violations involving fraud on users.

11.3	Determination of Other Breach

Other acts by Party B in violation of management rules other than those mentioned above.

Article 12	Penalties on Breach

According to the nature and scope of impact of Party B’s breach and the extent of its adverse impact on users, China Unicom and the society, the penalties on breach will be divided into such categories as warning, penalty on ordinary breach, penalty on serious breach, penalty on severe and cooperation termination. The operations of penalty on breach will include: business shielding, business offline, closure of access to business, termination of cooperation in the category of breaching business; penalty fine deduction, suspension of settlement, credit point deduction, etc.

12.1	Warnings

Warnings will be given to Party B’s violation of China Unicom’s business standards, cooperation management measures and such other relevant regulations that has comparatively slight adverse impact on users, China Unicom and the society.

12.2	Penalty on Ordinary Breach

12.2.1 Business shielding: the breaching business will be shielded for one month.

12.2.2 Penalty fine deduction: up to 1 month (incurred in the billing cycle during which the breach occurs) of total before-sharing information fee actually charged or receivable (determined according to the settlement rules of the relevant business) will be deducted.

12.2.3 Suspension of settlement: settlement with Party B will be suspended, which may be resumed depending on the remediation and completion of penalty fine deduction.

12.2.4 Party B will be given a remediate period, which will be 1 month starting from the penalty on breach from China Unicom takes effect. During such remediate period, Party A will suspend the acceptance of any application by Party B for new business of the same category as the breaching business. After the remediation is completed to the satisfaction of Party A, the business shielding will be canceled, the acceptance of new business application will be resumed, and access to business will be opened. The breaching business will remain shielded until the satisfactory remediation is completed.

12.3	Penalty on Serious Breach

12.3.1 Business offline: the breaching business will be pushed offline.

12.3.2 Penalty fine deduction: 1 to 3 months (incurred in the billing cycle during which the breach occurs) of total before-sharing information fee actually charged or receivable (determined according to the settlement rules of the relevant business) will be deducted.

12.3.3 Suspension of settlement: settlement with Party B will be suspended, which may be resumed depending on the remediation and completion of penalty fine deduction.

12.3.4 Party B will be given a remediate period, which will be 2 months starting from the penalty on breach from China Unicom takes effect. During such remediate period, Party A will suspend the acceptance of any application by Party B for new business of the same category as the breaching business. After the remediation is completed to the satisfaction of Party A, the business shielding will be canceled, the acceptance of new business application will be resumed, and access to business will be opened. The breaching business will remain shielded until the satisfactory remediation is completed.

12.4	Penalty on Severe Breach

12.4.1 Any breach committed after a breach warning has been given will be dealt with as a serious breach.

12.4.2 Termination of cooperation in the category of breaching business: the cooperation in the category of breaching business will be terminated.

12.4.3 Penalty fine deduction: full amount (at least 3 months in the billing cycle during which the breach occurs) of total before-sharing information fee actually charged or receivable for the breaching business (determined according to the settlement rules of the relevant business) will be deducted.

12.4.4 Suspension of settlement: settlement with Party B will be suspended, which may be resumed depending on the remediation and completion of penalty fine deduction.

12.4.5 Party A will suspend the acceptance of any application by Party B for new business of the same category as the breaching business for one year upon the date when the penalty on breach by China Unicom takes effect.

12.5	Termination of Cooperation

12.5.1 China Unicom may terminate the cooperation with Party B in case of particularly serious violations, including, without limitation, the violations that trigger negative media reporting on Party A and detrimental impact due to reasons confirmed attributable to Party B; Party A’s illegal operations being targeted for investigation by the public security organs and procuratorates, and sentenced criminal liabilities.

12.5.2 Cooperation in all business of every category will be terminated.

12.5.3 Penalty deduction: full amount of total before-sharing information fee actually charged or receivable (determined according to the settlement rules of the relevant business) incurred by all business of every category in the billing cycle during which the breach occurs will be deducted.

Chapter 4 Miscellaneous

Article 13	Confidentiality

13.1	The Parties agree to take all necessary precautionary measures (including, without limitation, the measures taken by the parties for protecting their own confidential information) to prevent unauthorized use and disclosure of the confidential information; not to provide confidential information or the information derived therefrom to any third party; not to use the confidential information at any time other than those permitted hereunder.

13.2	To the extent that either Party discovers any unauthorized use or disclosure of the confidential information, it shall immediately notify the other Party, and assist the other Party in any reasonable manner in taking back such confidential information to prevent further illegal use thereof; upon the termination of cooperation, each Party shall immediately return the confidential information to the party to which such confidential information belongs, and return all documents or media and the copies or extracts thereof that contain such confidential information.

13.3	Throughout the cooperation between the Parties and within three (3) years upon its termination, neither Party may use the confidential information of the other Party without prior written consent of such other Party; if any employee of a Party participating in the cooperation business jumps from the cooperation project to a project directly competing with the other Party, such Party shall make sure to immediately terminate the access by such employee to the confidential information and source of information regarding the cooperation.

13.4	Any Party breaching this term of confidentiality (including but not limited to breach, fault or negligence) shall take the breaching liability and indemnify the Party providing the information and its affiliates for all direct and indirect losses thus suffered; this article shall apply to any information that is confidential, or other proprietary and/or confidential information provided by either Party to the other according to any prior or existing agreement between the Parties.

Article 14	Force Majeure

14.1	An event of “Force Majeure” shall mean any event beyond reasonable control of either Party, unforeseeable or unavoidable even if foreseeable, which impedes, affects or delays any Party’s performance of all or part of its obligations hereunder. Such event shall include, without limitation, acts of government or telecommunications operators (acts or omissions), natural disasters, network failure, hacker attack, wars or any other similar events.

14.2	Once the Parties hereto confirm that the occurrence of a force majeure event results in failure or delay in the performance hereof, either Party may suspend the performance of this Agreement, provided that such Party shall inform the other Party within 2 working days and, within 15 days, provide the details and valid evidences of the force majeure event. If the impact of such event of force majeure fails to be eliminated within 30 days upon its occurrence, and the Parties fail to reach an agreement on amending this Agreement, either Party may terminate this Agreement. In such case, this Agreement shall be terminated as of the date on which a Party serves a termination notice to the other Party, and the Parties shall make the settlement based on the time of actual release of data business.

14.3	In case of a breach by any Party, the breaching Party shall not be exempted from its liabilities due to an event of force majeure that occurs after such breach.

Article 15	Dispute Resolution

This Agreement shall be governed by the laws of the People’s Republic of China. Any disputes arising from or in connection with the performance of this Agreement shall be filed to the People’s Court where Party A is domiciled for resolution via lawsuit.

Article 16	Term of Agreement

16.1	This Agreement shall be valid for two years, starting from the date when this Agreement is executed and stamped by the legal or authorized representatives of the Parties. This Agreement may be renewed automatically for another year if neither Party fails to raise objection in writing sixty (60) days prior to the expiry, provided, however, that this Agreement may be renewed for maximum twice.

16.2	Either Party may unilaterally terminate this Agreement with a thirty (30)-day prior written notice. Upon the termination or expiry of this Agreement, the rights and obligations of the Parties provided in any appendices of this Agreement shall be terminated automatically, provided, however, that this Agreement will not terminate automatically with the termination of its appendices.

16.3	Any supplement or amendment to this Agreement must be approved by both Parties in a written instrument and supplemented hereto as a component hereof, which shall be equally binding with the body text hereof. The appendices hereof shall have the same legal effect as this Agreement itself, and in case of any discrepancy between this Agreement and its appendices, the latter shall prevail.

Article 17	Other Provisions

17.1	Any Party’s failure to exercise its rights hereunder in time shall not be operated as its waiver of such right, or prejudice such Party’s future exercise of such right.

17.2	If any term hereof is rendered fully or partly invalid or unenforceable for any reason whatsoever, or is in violation of any applicable law, such provision shall be deemed to have been deleted from this Agreement, provided that the remaining provisions hereof shall remain valid and binding without prejudicing the purposes hereof.

17.3	This Agreement is intended for the benefit of, and shall be equally binding on, the Parties and their respective lawful successors and assigns.

17.4	Any files and materials confirmed jointly by the Parties in the performance of this Agreement shall be deemed as the appendices hereof and shall be equally binding as this Agreement.

17.5	This Agreement shall be governed by the PRC laws. Any disputes that fail to be resolved through negotiations shall be submitted to the competent People’s Court where Party A is domiciled.

17.6	This Agreement shall be made in four (4) counterparts, two for each Party, which shall be equally binding.

17.7	The Appendix 1: Undertakings on Information Safety Accountability, and Appendix 2: Integrity Cooperation Agreement shall have the same legal effect.

Appendix 1: Undertakings on Information Safety Accountability

Appendix 2: Integrity Cooperation Agreement

(pages after contain no body text of the agreement.)

Party A: China United Network Communications Limited, Shanghai Branch	Party B: Shenzhen iDreamSky Technology Co., Ltd.

[Company seal is affixed]	[Company seal is affixed]

Legal Representative/Authorized Representative:	Legal Representative/Authorized Representative:

/s/ Wei Xin	/s/ Chen Xiangyu

Date: February 17, 2014	Date: February 10, 2014

Appendix 1:

Undertakings on Information Safety Accountability

In our business cooperation with Party A, our company will strictly comply with the relevant laws and regulations of the State and guarantee the safety of the information provided by our company, and diligently do as follows:

1	establish and perfect the internal security policy of our products, confidentiality policy for information safety and management policy on customer information safety; establish and perfect our company’s policies regarding the information safety accountability and the examination and approval of information posting, and strictly review the information posted by our company’s products;

2	strictly comply with Measures for the Administration of Internet Information Services, and manage and control the platform information maintained by our company, the contents posted through communications access provided by Party A, customer behavior and such other data, and make sure that the contents and information are healthy and legitimate, and the customer information will not be divulged;

3	show customer code when sending information through Party A’s communications access, and no anonymous information is allowed to be directly sent to other cell phone customers;

4	provide services strictly in accordance with Party A’s requirements with respect to the business operated or supported by our company in cooperation with Party A; clearly define the customer base and target customers, and cell phone customers shall accept the service out of their own volition; provide no information to unregistered customers; apply for relevant qualification certificate with relevant authority of the State and consciously comply with relevant regulations if our company provides professional information and contents to cell phone customers through the communications access provided by Party A;

5	not discretionally provide any customers of China Unicom with any services not agreed (including information service) that are beyond the scope of use permits;

6	not make use of the access provided by Party A to produce, duplicate, publish or disseminate any information containing the content which:

(1)	is against the fundamental principles enshrined in the Constitution;

(2)	compromises State security, divulges State secrets, subverts State power or damages national unity;

(3)	harms the dignity or interests of the State;

(4)	instigates hatred and discrimination among nationalities and sabotages solidarity among nationalities;

(5)	sabotages State religious policy or propagates heretical teachings or feudal superstitions;

(6)	spreads rumors, disrupts social order or social stability;

(7)	propagates obscenity, pornographic, gambling, violence, murder and terror and instigates crimes;

(8)	insults or slanders a third party or infringes upon the lawful rights and interests of a third party;

(9)	otherwise violates the laws and administrative regulations;

(10)	posts advertisements and junk information irrelevant to the business.

7	immediately stop transmitting, and report to relevant authority of the State, any information posted through the system that is discovered obviously containing any of the contents listed in paragraph 6 above;

8	report to relevant authority, and post after approved, any information posted through and contained in the game business platform and self-owned games that is hard to judge whether containing any content listed in paragraph 6 above;

9	keep confidential and not divulge any personal information of customers to other without the consent of such customers, except otherwise required by relevant laws.

Our company guarantees to submit to the supervision and management in its cooperation with China Unicom WoStore; if our company fails to comply with paragraphs 1 to 9 hereinabove, our company is willing to assume all legal responsibilities and corresponding breaching liabilities arising therefrom.

By:	Shenzhen iDreamSky Technology Co., Ltd. [Company seal is affixed]

Date: February 10, 2014

Appendix 2:

Integrity Cooperation Agreement

Party A: China United Network Communications Limited, Shanghai Branch

Party B: Shenzhen iDreamSky Technology Co., Ltd.

In order to standardize the practices of the Parties and their respective staff, safeguard the legitimate rights and interests of the Parties, prevent commercial bribery and unfair competition, enhance integrity monitoring, and avoid illegal acts in the cooperation between the Parties, the Parties agree as follows out of their own will:

Article 1	This Agreement, as the appendix of Payment Authority Agreement between China Unicom WoStore and Content Provider, shall take effect and be strictly complied with upon executed by the Parties.

Article 2	Both Party A and Party B shall:

1	strictly comply with the laws and regulations of the State, stick to the principles of integrity and honesty, and diligently abide by business ethics and professional standards;

2	standardize the business cooperation, clearly define the requirements for business acts, strictly management the employees of the Parties and refrain from any prohibited activities in violation hereof during the performance of this Agreement;

3	actively support and assist the Supervisor in relevant investigative work.

Article 3	Party A and its employees shall comply with the following:

1	none of Party A’s working staff and their respective spouse, children or other specific affiliated persons shall ask for, accept or occupy under the excuse of borrowing, any money or properties of Party A or its working staff;

2	none of Party A’s working staff and their respective spouse, children or other specific affiliated persons shall accept any gifts, treats or trips, fitness, entertainment and such other arrangements provided by Party B that may affect the ability of such working staff to act fairly in his/her official capacity;

3	none of Party A’s working staff and their respective spouse, children or other specific affiliated persons shall accept any money or various valuable securities, payment vouchers and dry shares offered by Party B;

4	none of Party A’s working staff and their respective spouse, children or other specific affiliated persons shall ask Party B to pay the expenses or receipts and invoices that should be borne by such persons on their own;

5	none of Party A’s working staff and their respective spouse, children or other specific affiliated persons shall accept any money, gifts or services provided by Party B that may affect the ability of such working staff to act fairly in his/her official capacity;

6	when Party B offers anything mentioned in the above 1 to 5 items or conducts any other illegal acts in violation of integrity principle, Party A’s working staff and their respective spouse, children or other specific affiliated persons shall decline such offer; those that cannot be declined shall be reported and submitted to Party A’s supervisory department in time;

7	any of Party A’s working staff shall propose dodging if he/she discovers anything that has an interest with him/herself or his/her relatives and may affect his/her ability to act fairly in his/her official capacity when conducting work with Party B.

Article 4	Party B and its employees shall comply with the following:

1	not offer or provide under the excuse of lending any money or properties to any of Party A’s working staff or their respective spouse, children or other specific affiliated persons;

2	not offer any gifts, treats or trips, fitness, entertainment and such other arrangements to any of Party A’s working staff and their respective spouse, children or other specific affiliated persons that may affect the ability of such working staff to act fairly in his/her official capacity;

3	not offer any money or various valuable securities, payment vouchers and dry shares to any of Party A’s working staff and their respective spouse, children or other specific affiliated persons;

4	not pay for any of Party A’s working staff and their respective spouse, children or other specific affiliated persons any expenses or receipts and invoices that should be borne by such persons on their own;

5	not offer any money, gifts or services to any of Party A’s working staff and their respective spouse, children or other specific affiliated persons that may affect the ability of such working staff to act fairly in his/her official capacity;

6	when any of Party A’s working staff and their respective spouse, children or other specific affiliated persons asks for or requests anything mentioned in the above 1 to 5 items or conducts any other illegal acts in violation of integrity principle, Party B shall decline such request and be obliged to report such acts to Party A’s supervisory department in time, and Party A’s supervisory department shall safeguard the legitimate rights and interests of Party B’s concerned persons.

7	any of Party B’s working staff shall propose dodging if he/she discovers anything that has an interest with him/herself or his/her relatives when conducting work with Party A.

Article 5	Liabilities for Breach

1	Any of Party A’s working staff who violates this Agreement will be penalized according to relevant disciplinary rules of Party A.

2	In case of any breach by Party B (whether corporate or personal act, both deemed as breach by Party B), Party A may charge Party B a penalty fine equivalent to 1% to 5% of the corresponding contract value, which shall be deducted from the due contract payables. Party A will, depending on the seriousness of the breach, select and adopt such penalties as talks, suspension of Party B’s candidate selection, permanent termination of cooperation, and file a record to the group company’s sourcing and disciplinary departments; if such breach has violated the laws and regulations, such breach will be transferred to judicial authority for handling.

Special Reminder: It is required in Article 1 of The Interpretation of the Supreme People’s Court and the Supreme People’s Procuratorate of Several Issues Concerning the Specific Application of the Law in the Handling of Criminal Bribery Cases (numbered Fa Shi [2012] No. 22) that, any person who pays a bribe of more than RMB 10,000 to a state functionary to seek improper benefits shall be investigated for criminal liability in accordance with the provisions of Article 390 of the Criminal Law.

3	The person(s) of any Party concerned in the violations will be deprived of any future opportunity to participate in any of the cooperation business with the other Party.

Party A: China United Network Communications Limited, Shanghai Branch	Party B: Shenzhen iDreamSky Technology Co., Ltd.

[Company seal is affixed] /s/ Wei Xin	[Company seal is affixed] /s/ Chen Xiangyu

Date: February 17, 2014	Date: February 10, 2014